Exhibit 10.2

AWS Customer Agreement

*If your address is in India, please review the AISPL Customer Agreement, which governs your access to and use of the Service Offerings.

*Please note that as of July 1, 2018, customers located in Europe, the Middle East, or Africa (other than South Africa) contract with our European based AWS Contracting Party, as provided in Section 14. See the AWS Europe FAQ for more information.

*Please note that as of August 1, 2020, customers located in South Africa contract with our South Africa based AWS Contracting Party, as provided in Section 14. See the AWS South Africa FAQ for more information.

*Please note that as of November 1, 2020, customers located in Brazil contract with our Brazil based AWS Contracting Party, as provided in Section 14. See the AWS SBL FAQ for more information.

*Observe que, a partir de 1º de novembro de 2020, os usuários localizados no Brasil celebrarão contrato com a nossa Parte Contratante da AWS sediada no Brasil, conforme prevê a Cláusula 14. Consulte as Perguntas Frequentes sobre a AWS SBL para obter mais informações. Consulte aqui a versão em português deste Contrato do Cliente AWS.

*Please note that as of December 1, 2020, customers located in South Korea contract with our South Korea based AWS Contracting Party, as provided in Section 14. See the AWS South Korea FAQs for more information.

*Please note that as of October 1, 2021 for customers using the invoicing payment method and as of February 1, 2022 for customers using the credit card payment method, customers located in Canada contract with our Canada based AWS Contracting Party, as provided in Section 14. See the AWS Canada FAQs for more information.

*Please note that as of October 1, 2021 for customers using the invoicing payment method and as of February 1, 2022 for customers using the credit card payment method, customers located in Singapore contract with our Singapore based AWS Contracting Party, as provided in Section 14. See the AWS Singapore FAQs for more information.

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*Please note that as of November 1, 2021 for customers using the invoicing payment method and as of February 1, 2022 for customers using the credit card payment method, customers located in Japan contract with our Japan based AWS Contracting Party, as provided in Section 14. See the AWS Japan FAQs for more information.

*Please note that as of November 1, 2021, customers located in Australia contract with our Australia based AWS Contracting Party, as provided in Section 14. See the AWS Australia FAQs for more information.

*Please note that as of November 1, 2021, customers located in New Zealand contract with our New Zealand based AWS Contracting Party, as provided in Section 14. See the AWS New Zealand FAQs for more information.

Last Updated: February 25, 2022

See What’s Changed

This AWS Customer Agreement (this “Agreement”) contains the terms and conditions that govern your access to and use of the Service Offerings (as defined below) and is an agreement between the applicable AWS Contracting Party specified in Section 14 below (also referred to as “AWS,” “we,” “us,” or “our”) and you or the entity you represent (“you” or “your”). This Agreement takes effect when you click an “I Accept” button or check box presented with these terms or, if earlier, when you use any of the Service Offerings (the “Effective Date”). You represent to us that you are lawfully able to enter into contracts (e.g., you are not a minor). If you are entering into this Agreement for an entity, such as the company you work for, you represent to us that you have legal authority to bind that entity. Please see Section 14 for definitions of certain capitalized terms used in this Agreement.

1. Use of the Service Offerings.

1.1 Generally. You may access and use the Services in accordance with this Agreement. Service Level Agreements and Service Terms apply to certain Service Offerings. You will comply with the terms of this Agreement and all laws, rules and regulations applicable to your use of the Service Offerings.

1.2 Your Account. To access the Services, you must have an AWS account associated with a valid email address and a valid form of payment. Unless explicitly permitted by the Service Terms, you will only create one account per email address.

1.3 Third-Party Content. Third-Party Content may be used by you at your election. Third-Party Content is governed by this Agreement and, if applicable, separate terms and conditions accompanying such Third-Party Content, which terms and conditions may include separate fees and charges.

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2. Changes.

2.1 To the Services. We may change or discontinue any of the Services from time to time. We will provide you at least 12 months’ prior notice if we discontinue material functionality of a Service that you are using, or materially alter a customer-facing API that you are using in a backwards-incompatible fashion, except that this notice will not be required if the 12 month notice period (a) would pose a security or intellectual property issue to us or the Services, (b) is economically or technically burdensome, or (c) would cause us to violate legal requirements.

2.2 To the Service Level Agreements. We may change, discontinue or add Service Level Agreements from time to time in accordance with Section 12.

3. Security and Data Privacy.

3.1 AWS Security. Without limiting Section 10 or your obligations under Section 4.2, we will implement reasonable and appropriate measures designed to help you secure Your Content against accidental or unlawful loss, access or disclosure.

3.2 Data Privacy. You may specify the AWS regions in which Your Content will be stored. You consent to the storage of Your Content in, and transfer of Your Content into, the AWS regions you select. We will not access or use Your Content except as necessary to maintain or provide the Service Offerings, or as necessary to comply with the law or a binding order of a governmental body. We will not (a) disclose Your Content to any government or third party or (b) move Your Content from the AWS regions selected by you; except in each case as necessary to comply with the law or a binding order of a governmental body. Unless it would violate the law or a binding order of a governmental body, we will give you notice of any legal requirement or order referred to in this Section 3.2. We will only use your Account Information in accordance with the Privacy Notice, and you consent to such usage. The Privacy Notice does not apply to Your Content.

4. Your Responsibilities.

4.1 Your Accounts. Except to the extent caused by our breach of this Agreement, (a) you are responsible for all activities that occur under your account, regardless of whether the activities are authorized by you or undertaken by you, your employees or a third party (including your contractors, agents or End Users), and (b) we and our affliates are not responsible for unauthorized access to your account.

4.2 Your Content. You will ensure that Your Content and your and End Users’ use of Your Content or the Service Offerings will not violate any of the Policies or any applicable law. You are solely responsible for the development, content, operation, maintenance, and use of Your Content.

4.3 Your Security and Backup. You are responsible for properly configuring and using the Service Offerings and otherwise taking appropriate action to secure, protect and backup your accounts and Your Content in a manner that will provide appropriate security and protection, which might include use of encryption to protect Your Content from unauthorized access and routinely archiving Your Content.

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4.4 Log-In Credentials and Account Keys. AWS log-in credentials and private keys generated by the Services are for your internal use only and you will not sell, transfer or sublicense them to any other entity or person, except that you may disclose your private key to your agents and subcontractors performing work on your behalf.

4.5 End Users. You will be deemed to have taken any action that you permit, assist or facilitate any person or entity to take related to this Agreement, Your Content or use of the Service Offerings. You are responsible for End Users’ use of Your Content and the Service Offerings. You will ensure that all End Users comply with your obligations under this Agreement and that the terms of your agreement with each End User are consistent with this Agreement. If you become aware of any violation of your obligations under this Agreement caused by an End User, you will immediately suspend access to Your Content and the Service Offerings by such End User. We do not provide any support or services to End Users unless we have a separate agreement with you or an End User obligating us to provide such support or services.

5. Fees and Payment.

5.1 Service Fees. We calculate and bill fees and charges monthly. We may bill you more frequently for fees accrued if we suspect that your account is fraudulent or at risk of non-payment. You will pay us the applicable fees and charges for use of the Service Offerings as described on the AWS Site using one of the payment methods we support. All amounts payable by you under this Agreement will be paid to us without setoff or counterclaim, and without any deduction or withholding. Fees and charges for any new Service or new feature of a Service will be effective when we post updated fees and charges on the AWS Site, unless we expressly state otherwise in a notice. We may increase or add new fees and charges for any existing Services you are using by giving you at least 30 days’ prior notice. We may elect to charge you interest at the rate of 1.5% per month (or the highest rate permitted by law, if less) on all late payments.

5.2 Taxes. Each party will be responsible, as required under applicable law, for identifying and paying all taxes and other governmental fees and charges (and any penalties, interest, and other additions thereto) that are imposed on that party upon or with respect to the transactions and payments under this Agreement. All fees payable by you are exclusive of Indirect Taxes, except where applicable law requires otherwise. We may charge and you will pay applicable Indirect Taxes that we are legally obligated or authorized to collect from you. You will provide such information to us as reasonably required to determine whether we are obligated to collect Indirect Taxes from you. We will not collect, and you will not pay, any Indirect Tax for which you furnish us a properly completed exemption certificate or a direct payment permit certificate for which we may claim an available exemption from such Indirect Tax. All payments made by you to us under this Agreement will be made free and clear of any deduction or withholding, as may be required by law. If any such deduction or withholding (including but not limited to cross-border withholding taxes) is required on any payment, you will pay such additional amounts as are necessary so that the net amount received by us is equal to the amount then due and payable under this Agreement. We will provide you with such tax forms as are reasonably requested in order to reduce or eliminate the amount of any withholding or deduction for taxes in respect of payments made under this Agreement.

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6. Temporary Suspension.

6.1 Generally. We may suspend your or any End User’s right to access or use any portion or all of the Service Offerings immediately upon notice to you if we determine:

(a)	your or an End User’s use of the Service Offerings (i) poses a security risk to the Service Offerings or any third party, (ii) could adversely impact our systems, the Service Offerings or the systems or Content of any other AWS customer, (iii) could subject us, our affiliates, or any third party to liability, or (iv) could be fraudulent;

(b)	you are, or any End User is, in breach of this Agreement;

(c)	you are in breach of your payment obligations under Section 5; or

(d)	you have ceased to operate in the ordinary course, made an assignment for the benefit of creditors or similar disposition of your assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution or similar proceeding.

6.2 Effect of Suspension. If we suspend your right to access or use any portion or all of the Service Offerings:

(a)	you remain responsible for all fees and charges you incur during the period of suspension; and

(b)	you will not be entitled to any service credits under the Service Level Agreements for any period of suspension.

7. Term; Termination.

7.1 Term. The term of this Agreement will commence on the Effective Date and will remain in effect until terminated under this Section 7. Any notice of termination of this Agreement by either party to the other must include a Termination Date that complies with the notice periods in Section 7.2.

7.2 Termination.

(a)	Termination for Convenience. You may terminate this Agreement for any reason by providing us notice and closing your account for all Services for which we provide an account closing mechanism. We may terminate this Agreement for any reason by providing you at least 30 days’ advance notice.

(b)	Termination for Cause.

(i)	By Either Party. Either party may terminate this Agreement for cause if the other party is in material breach of this Agreement and the material breach remains uncured for a period of 30 days from receipt of notice by the other party. No later than the Termination Date, you will close your account.

(ii)	By Us. We may also terminate this Agreement immediately upon notice to you (A) for cause if we have the right to suspend under Section 6, (B) if our relationship with a third-party partner who provides software or other technology we use to provide the Service Offerings expires, terminates or requires us to change the way we provide the software or other technology as part of the Services, or (C) in order to comply with the law or requests of governmental entities.

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7.3 Effect of Termination.

(a)	Generally. Upon the Termination Date:

(i)	except as provided in Section 7.3(b), all your rights under this Agreement immediately terminate;

(ii)	you remain responsible for all fees and charges you have incurred through the Termination Date and are responsible for any fees and charges you incur during the post-termination period described in Section 7.3(b);

(iii)	you will immediately return or, if instructed by us, destroy all AWS Content in your possession; and

(iv)	Sections 4.1, 5, 7.3, 8 (except Section 8.3), 9, 10, 11, 13 and 14 will continue to apply in accordance with their terms.

(b)	Post-Termination. Unless we terminate your use of the Service Offerings pursuant to Section 7.2(b), during the 30 days following the Termination Date:

(i)	we will not take action to remove from the AWS systems any of Your Content as a result of the termination; and

(ii)	we will allow you to retrieve Your Content from the Services only if you have paid all amounts due under this Agreement.

For any use of the Services after the Termination Date, the terms of this Agreement will apply and you will pay the applicable fees at the rates under Section 5.

8. Proprietary Rights.

8.1 Your Content. Except as provided in this Section 8, we obtain no rights under this Agreement from you (or your licensors) to Your Content. You consent to our use of Your Content to provide the Service Offerings to you and any End Users.

8.2 Adequate Rights. You represent and warrant to us that: (a) you or your licensors own all right, title, and interest in and to Your Content and Suggestions; (b) you have all rights in Your Content and Suggestions necessary to grant the rights contemplated by this Agreement; and (c) none of Your Content or End Users’ use of Your Content or the Service Offerings will violate the Acceptable Use Policy.

8.3 Intellectual Property License. The Intellectual Property License applies to your use of AWS Content and the Services.

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8.4 Restrictions. Neither you nor any End User will use the Service Offerings in any manner or for any purpose other than as expressly permitted by this Agreement. Neither you nor any End User will, or will attempt to (a) reverse engineer, disassemble, or decompile the Services or AWS Content or apply any other process or procedure to derive the source code of any software included in the Services or AWS Content (except to the extent applicable law doesn’t allow this restriction), (b) access or use the Services or AWS Content in a way intended to avoid incurring fees or exceeding usage limits or quotas, or (c) resell the Services or AWS Content. The AWS Trademark Guidelines apply to your use of the AWS Marks. You will not misrepresent or embellish the relationship between us and you (including by expressing or implying that we support, sponsor, endorse, or contribute to you or your business endeavors). You will not imply any relationship or affiliation between us and you except as expressly permitted by this Agreement.

8.5 Suggestions. If you provide any Suggestions to us or our affiliates, we and our affiliates will be entitled to use the Suggestions without restriction. You hereby irrevocably assign to us all right, title, and interest in and to the Suggestions and agree to provide us any assistance we require to document, perfect, and maintain our rights in the Suggestions.

9. Indemnification.

9.1 General. You will defend, indemnify, and hold harmless us, our affiliates and licensors, and each of their respective employees, officers, directors, and representatives from and against any Losses arising out of or relating to any third-party claim concerning: (a) your or any End Users’ use of the Service Offerings (including any activities under your AWS account and use by your employees and personnel); (b) breach of this Agreement or violation of applicable law by you, End Users or Your Content; or (c) a dispute between you and any End User. You will reimburse us for reasonable attorneys’ fees, as well as our employees’ and contractors’ time and materials spent responding to any third party subpoena or other compulsory legal order or process associated with third party claims described in (a) through (c) above at our then-current hourly rates.

9.2 Intellectual Property.

(a)	Subject to the limitations in this Section 9, AWS will defend you and your employees, officers, and directors against any third-party claim alleging that the Services infringe or misappropriate that third party’s intellectual property rights, and will pay the amount of any adverse final judgment or settlement.

(b)	Subject to the limitations in this Section 9, you will defend AWS, its affiliates, and their respective employees, officers, and directors against any third-party claim alleging that any of Your Content infringes or misappropriates that third party’s intellectual property rights, and will pay the amount of any adverse final judgment or settlement.

(c)	Neither party will have obligations or liability under this Section 9.2 arising from infringement by combinations of the Services or Your Content, as applicable, with any other product, service, software, data, content or method. In addition, AWS will have no obligations or liability arising from your or any End User’s use of the Services after AWS has notified you to discontinue such use. The remedies provided in this Section 9.2 are the sole and exclusive remedies for any third-party claims of infringement or misappropriation of intellectual property rights by the Services or by Your Content.

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(d)	For any claim covered by Section 9.2(a), AWS will, at its election, either: (i) procure the rights to use that portion of the Services alleged to be infringing; (ii) replace the alleged infringing portion of the Services with a non-infringing alternative; (iii) modify the alleged infringing portion of the Services to make it non-infringing; or (iv) terminate the allegedly infringing portion of the Services or this Agreement.

9.3 Process. The obligations under this Section 9 will apply only if the party seeking defense or indemnity: (a) gives the other party prompt written notice of the claim; (b) permits the other party to control the defense and settlement of the claim; and (c) reasonably cooperates with the other party (at the other party’s expense) in the defense and settlement of the claim. In no event will a party agree to any settlement of any claim that involves any commitment, other than the payment of money, without the written consent of the other party.

10. Disclaimers.

THE SERVICE OFFERINGS ARE PROVIDED “AS IS.” EXCEPT TO THE EXTENT PROHIBITED BY LAW, OR TO THE EXTENT ANY STATUTORY RIGHTS APPLY THAT CANNOT BE EXCLUDED, LIMITED OR WAIVED, WE AND OUR AFFILIATES AND LICENSORS (A) MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICE OFFERINGS OR THE THIRD-PARTY CONTENT, AND (B) DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES (I) OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, (II) ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE, (III) THAT THE SERVICE OFFERINGS OR THIRD-PARTY CONTENT WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, AND (IV) THAT ANY CONTENT WILL BE SECURE OR NOT OTHERWISE LOST OR ALTERED.

11. Limitations of Liability.

WE AND OUR AFFILIATES AND LICENSORS WILL NOT BE LIABLE TO YOU FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, REVENUES, CUSTOMERS, OPPORTUNITIES, GOODWILL, USE, OR DATA), EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WILL BE RESPONSIBLE FOR ANY COMPENSATION, REIMBURSEMENT, OR DAMAGES ARISING IN CONNECTION WITH: (A) YOUR INABILITY TO USE THE SERVICES, INCLUDING AS A RESULT OF ANY (I) TERMINATION OR SUSPENSION OF THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SERVICE OFFERINGS, (II) OUR DISCONTINUATION OF ANY OR ALL OF THE SERVICE OFFERINGS, OR, (III) WITHOUT LIMITING ANY OBLIGATIONS UNDER THE SERVICE LEVEL AGREEMENTS, ANY UNANTICIPATED OR UNSCHEDULED DOWNTIME OF ALL OR A PORTION OF THE SERVICES FOR ANY REASON; (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; (C) ANY INVESTMENTS, EXPENDITURES, OR COMMITMENTS BY YOU IN CONNECTION WITH THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SERVICE OFFERINGS; OR (D) ANY UNAUTHORIZED ACCESS TO, ALTERATION OF, OR THE DELETION, DESTRUCTION, DAMAGE, LOSS OR FAILURE TO STORE ANY OF YOUR CONTENT OR OTHER DATA. IN ANY CASE, EXCEPT FOR PAYMENT OBLIGATIONS UNDER SECTION 9.2, OUR AND OUR AFFILIATES’ AND LICENSORS’ AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE AMOUNT YOU ACTUALLY PAY US UNDER THIS AGREEMENT FOR THE SERVICE THAT GAVE RISE TO THE CLAIM DURING THE 12 MONTHS BEFORE THE LIABILITY AROSE. THE LIMITATIONS IN THIS SECTION 11 APPLY ONLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

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12. Modiﬁcations to the Agreement.

We may modify this Agreement (including any Policies) at any time by posting a revised version on the AWS Site or by otherwise notifying you in accordance with Section 13.10; provided, however, that we will provide at least 90 days’ advance notice in accordance with Section 13.10 for adverse changes to any Service Level Agreement. Subject to the 90 day advance notice requirement with respect to adverse changes to Service Level Agreements, the modified terms will become effective upon posting or, if we notify you by email, as stated in the email message. By continuing to use the Service Offerings after the effective date of any modifications to this Agreement, you agree to be bound by the modified terms. It is your responsibility to check the AWS Site regularly for modifications to this Agreement. We last modified this Agreement on the date listed at the end of this Agreement.

13. Miscellaneous.

13.1 Assignment. You will not assign or otherwise transfer this Agreement or any of your rights and obligations under this Agreement, without our prior written consent. Any assignment or transfer in violation of this Section 13.1 will be void. We may assign this Agreement without your consent (a) in connection with a merger, acquisition or sale of all or substantially all of our assets, or (b) to any affiliate or as part of a corporate reorganization; and effective upon such assignment, the assignee is deemed substituted for AWS as a party to this Agreement and AWS is fully released from all of its obligations and duties to perform under this Agreement. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of the parties and their respective permitted successors and assigns.

13.2 Entire Agreement. This Agreement incorporates the Policies by reference and is the entire agreement between you and us regarding the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous representations, understandings, agreements, or communications between you and us, whether written or verbal, regarding the subject matter of this Agreement (but does not supersede prior commitments to purchase Services such as Amazon EC2 Reserved Instances). We will not be bound by, and specifically object to, any term, condition or other provision that is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) including for example, any term, condition or other provision (a) submitted by you in any order, receipt, acceptance, confirmation, correspondence or other document, (b) related to any online registration, response to any Request for Bid, Request for Proposal, Request for Information, or other questionnaire, or (c) related to any invoicing process that you submit or require us to complete. If the terms of this document are inconsistent with the terms contained in any Policy, the terms contained in this document will control, except that the Service Terms will control over this document.

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13.3 Force Majeure. We and our affiliates will not be liable for any delay or failure to perform any obligation under this Agreement where the delay or failure results from any cause beyond our reasonable control, including acts of God, labor disputes or other industrial disturbances, electrical or power outages, utilities or other telecommunications failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, or war.

13.4 Governing Law. The Governing Laws, without reference to conflict of law rules, govern this Agreement and any dispute of any sort that might arise between you and us. The United Nations Convention for the International Sale of Goods does not apply to this Agreement.

13.5 Disputes. Any dispute or claim relating in any way to your use of the Service Offerings, or to any products or services sold or distributed by AWS will be adjudicated in the Governing Courts, and you consent to exclusive jurisdiction and venue in the Governing Courts, subject to the additional provisions below.

(a)	If the applicable AWS Contracting Party is Amazon Web Services, Inc., Amazon Web Services Canada, Inc., Amazon Web Services Korea LLC or Amazon Web Services Singapore Private Limited, the parties agree that the provisions of this Section 13.5(a) will apply. Disputes will be resolved by binding arbitration, rather than in court, except that you may assert claims in small claims court if your claims qualify. The Federal Arbitration Act and federal arbitration law apply to this Agreement, except that if Amazon Web Services Canada, Inc. is the applicable AWS Contracting Party the Ontario Arbitration Act will apply to this Agreement. There is no judge or jury in arbitration, and court review of an arbitration award is limited. However, an arbitrator can award on an individual basis the same damages and relief as a court (including injunctive and declaratory relief or statutory damages), and must follow the terms of this Agreement as a court would. To begin an arbitration proceeding, you must send a letter requesting arbitration and describing your claim to our registered agent Corporation Service Company, 300 Deschutes Way SW, Suite 304, Tumwater, WA 98501. The arbitration will be conducted by the American Arbitration Association (AAA) under its rules, which are available at www.adr.org or by calling 1-800-778-7879. Payment of ﬁling, administration and arbitrator fees will be governed by the AAA’s rules. We will reimburse those fees for claims totaling less than $10,000 unless the arbitrator determines the claims are frivolous. We will not seek attorneys’ fees and costs in arbitration unless the arbitrator determines the claims are frivolous. You may choose to have the arbitration conducted by telephone, based on written submissions, or at a mutually agreed location. We and you agree that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration we and you waive any right to a jury trial. Notwithstanding the foregoing we and you both agree that you or we may bring suit in court to enjoin infringement or other misuse of intellectual property rights.

(b)	If the applicable AWS Contracting Party is Amazon Web Services South Africa Proprietary Limited, the parties agree that the provisions of this Section 13.5(b) will apply. Disputes will be resolved by arbitration in accordance with the then-applicable rules of the Arbitration Foundation of Southern Africa, and judgment on the arbitral award must be entered in the Governing Court. The Arbitration Act, No. 42 of 1965 applies to this Agreement. The arbitration will take place in Johannesburg. There will be three arbitrators. The fees and expenses of the arbitrators and the administering authority, if any, will be paid in equal proportion by the parties.

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(c)	If the applicable AWS Contracting Party is Amazon AWS Serviços Brasil Ltda., the parties agree that the provisions of this Section 13.5(c) will apply. Disputes will be resolved by binding arbitration, rather than in court, in accordance with the then-applicable Rules of Arbitration of the International Chamber of Commerce, and judgment on the arbitral award may be entered in any court having jurisdiction. The arbitration will take place in the City of São Paulo, State of São Paulo, Brazil. There will be three arbitrators. The fees and expenses of the arbitrators and the administering authority, if any, will be paid in equal proportion by the parties. The parties agree that the existence of and information relating to any such arbitration proceedings will not be disclosed by either party and will constitute confidential information. The Governing Courts will have exclusive jurisdiction for the sole purposes of (i) ensuring the commencement of the arbitral proceedings; and (ii) granting conservatory and interim measures prior to the constitution of the arbitral tribunal.

(d)	If the applicable AWS Contracting Party is Amazon Web Services Australia Pty Ltd, the parties agree that the provisions of this Section 13.5(d) will apply. Disputes will be resolved by arbitration administered by the Australian Center for International Commercial Arbitration (“ACICA”) in accordance with the then-applicable ACICA Arbitration Rules, and judgment on the arbitral award may be entered in any court having jurisdiction. The arbitration will take place in Sydney, Australia. There will be three arbitrators. The fees and expenses of the arbitrators and the administering authority, if any, will be paid in equal proportion by the parties. The parties agree that the existence of and information relating to any such arbitration proceedings will not be disclosed by either party and will constitute confidential information.

(e)	If the applicable AWS Contracting Party is Amazon Web Services New Zealand Limited, the parties agree that the provisions of this Section 13.5(e) will apply. Disputes will be resolved by arbitration administered by the New Zealand Dispute Resolution Centre (“NZDRC”) in accordance with the then- applicable Arbitration Rules of NZDRC, and judgment on the arbitral award may be entered in any court having jurisdiction. The arbitration will take place in Auckland, New Zealand. There will be three arbitrators. The fees and expenses of the arbitrators and the administering authority, if any, will be paid in equal proportion by the parties. The parties agree that the existence of and information relating to any such arbitration proceedings will not be disclosed by either party and will constitute confidential information.

13.6 Trade Compliance. In connection with this Agreement, each party will comply with all applicable import, re-import, sanctions, anti-boycott, export, and re-export control laws and regulations, including all such laws and regulations that apply to a U.S. company, such as the Export Administration Regulations, the International Traffic in Arms Regulations, and economic sanctions programs implemented by the Office of Foreign Assets Control. For clarity, you are solely responsible for compliance related to the manner in which you choose to use the Service Offerings, including your transfer and processing of Your Content, the provision of Your Content to End Users, and the AWS region in which any of the foregoing occur. You represent and warrant that you and your financial institutions, or any party that owns or controls you or your financial institutions, are not subject to sanctions or otherwise designated on any list of prohibited or restricted parties, including but not limited to the lists maintained by the United Nations Security Council, the U.S. Government (e.g., the Specially Designated Nationals List and Foreign Sanctions Evaders List of the U.S. Department of Treasury, and the Entity List of the U.S. Department of Commerce), the European Union or its Member States, or other applicable government authority.

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13.7 Independent Contractors; Non-Exclusive Rights. We and you are independent contractors, and this Agreement will not be construed to create a partnership, joint venture, agency, or employment relationship. Neither party, nor any of their respective affiliates, is an agent of the other for any purpose or has the authority to bind the other. Both parties reserve the right (a) to develop or have developed for it products, services, concepts, systems, or techniques that are similar to or compete with the products, services, concepts, systems, or techniques developed or contemplated by the other party, and (b) to assist third party developers or systems integrators who may offer products or services which compete with the other party’s products or services.

13.8 Language. All communications and notices made or given pursuant to this Agreement must be in the English language. If we provide a translation of the English language version of this Agreement, the English language version of the Agreement will control if there is any conflict.

13.9 Confidentiality and Publicity. You may use AWS Confidential Information only in connection with your use of the Service Offerings as permitted under this Agreement. You will not disclose AWS Confidential Information during the Term or at any time during the 5-year period following the end of the Term. You will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of AWS Confidential Information, including, at a minimum, those measures you take to protect your own confidential information of a similar nature. You will not issue any press release or make any other public communication with respect to this Agreement or your use of the Service Offerings.

13.10 Notice.

(a)	To You. We may provide any notice to you under this Agreement by: (i) posting a notice on the AWS Site; or (ii) sending a message to the email address then associated with your account. Notices we provide by posting on the AWS Site will be effective upon posting and notices we provide by email will be effective when we send the email. It is your responsibility to keep your email address current. You will be deemed to have received any email sent to the email address then associated with your account when we send the email, whether or not you actually receive the email.

(b)	To Us. To give us notice under this Agreement, you must contact AWS by facsimile transmission or personal delivery, overnight courier or registered or certified mail to the facsimile number or mailing address, as applicable, listed for the applicable AWS Contracting Party in Section 14 below. We may update the facsimile number or address for notices to us by posting a notice on the AWS Site. Notices provided by personal delivery will be effective immediately. Notices provided by facsimile transmission or overnight courier will be effective one business day after they are sent. Notices provided registered or certified mail will be effective three business days after they are sent.

13.11 No Third-Party Beneficiaries. Except as set forth in Section 9, this Agreement does not create any third- party beneficiary rights in any individual or entity that is not a party to this Agreement.

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13.12 U.S. Government Rights. The Service Offerings are provided to the U.S. Government as “commercial items,” “commercial computer software,” “commercial computer software documentation,” and “technical data” with the same rights and restrictions generally applicable to the Service Offerings. If you are using the Service Offerings on behalf of the U.S. Government and these terms fail to meet the U.S. Government’s needs or are inconsistent in any respect with federal law, you will immediately discontinue your use of the Service Offerings. The terms “commercial item” “commercial computer software,” “commercial computer software documentation,” and “technical data” are defined in the Federal Acquisition Regulation and the Defense Federal Acquisition Regulation Supplement.

13.13 No Waivers. The failure by us to enforce any provision of this Agreement will not constitute a present or future waiver of such provision nor limit our right to enforce such provision at a later time. All waivers by us must be in writing to be effective.

13.14 Severability. If any portion of this Agreement is held to be invalid or unenforceable, the remaining portions of this Agreement will remain in full force and effect. Any invalid or unenforceable portions will be interpreted to effect and intent of the original portion. If such construction is not possible, the invalid or unenforceable portion will be severed from this Agreement but the rest of the Agreement will remain in full force and effect.

13.15 Account Country Specific Terms. You agree to the following modifications to the Agreement that apply to your AWS Contracting Party as described below:

(a)	If the applicable AWS Contracting Party is Amazon Web Services Australia Pty Ltd, the parties agree as follows:

If the Services are subject to any statutory guarantees under the Australian Competition and Consumer Act 2010, then to the extent that any part of this Agreement is unenforceable under such Act, you agree that a fair and reasonable remedy to you will be limited to, at our election, either: (i) supplying the Services again; or (ii) paying for the cost of having the Services supplied again.

(b)	If the applicable AWS Contracting Party is Amazon Web Services Japan G.K., the parties agree as follows:

(i)	The following sentence is added at the end of Section 8.5 (Suggestions):

“The foregoing assignment includes the assignment of the rights provided under Article 27 (Rights of Translation, Adaptation, etc.) and Article 28 (Right of the Original Author in the Exploitation of a Derivative Work) of the Copyright Act of Japan, and you agree not to exercise your moral rights against us, our affiliates or persons who use the Suggestions through the consent of us or our affiliates.”

(ii)	The following sentences are added at the end of Section 11 (Limitation of Liability):

“THE DISCLAIMER OR THE DAMAGES CAP IN THIS SECTION MAY NOT BE APPLIED TO DAMAGES CAUSED BY EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IF SUCH DISCLAIMER OR THE DAMAGES CAP ARE DEEMED AGAINST PUBLIC POLICY UNDER ARTICLE 90 OF THE CIVIL CODE. IN THAT EVENT, THE SCOPE OF THE DISCLAIMER SHALL BE NARROWLY CONSTRUED IN SUCH MANNER AND THE DAMAGES CAP MAY BE INCREASED BY SUCH MINIMUM AMOUNT SO THAT THE DISCLAIMER OR THE DAMAGES CAP HEREUNDER WOULD NOT BE DEEMED AGAINST PUBLIC POLICY UNDER ARTICLE 90 OF THE CIVIL CODE.”

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14. Deﬁnitions.

“Acceptable Use Policy” means the policy located at http://aws.amazon.com/aup (and any successor or related locations designated by us), as it may be updated by us from time to time.

“Account Country” is the country associated with your account. If you have provided a valid tax registration number for your account, then your Account Country is the country associated with your tax registration. If you have not provided a valid tax registration, then your Account Country is the country where your billing address is located, except if you have a credit card associated with your AWS account that is issued in a different country and your contact address is also in that country, then your Account Country is that different country.

“Account Information” means information about you that you provide to us in connection with the creation or administration of your AWS account. For example, Account Information includes names, usernames, phone numbers, email addresses and billing information associated with your AWS account.

“API” means an application program interface.

“AWS Confidential Information” means all nonpublic information disclosed by us, our affiliates, business partners or our or their respective employees, contractors or agents that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be understood to be confidential. AWS Confidential Information includes: (a) nonpublic information relating to our or our affiliates or business partners’ technology, customers, business plans, promotional and marketing activities, finances and other business affairs; (b) third-party information that we are obligated to keep confidential; and (c) the nature, content and existence of any discussions or negotiations between you and us or our affiliates. AWS Confidential Information does not include any information that: (i) is or becomes publicly available without breach of this Agreement; (ii) can be shown by documentation to have been known to you at the time of your receipt from us; (iii) is received from a third party who did not acquire or disclose the same by a wrongful or tortious act; or (iv) can be shown by documentation to have been independently developed by you without reference to the AWS Conﬁdential Information.

“AWS Content” means Content we or any of our affiliates make available in connection with the Services or on the AWS Site to allow access to and use of the Services, including APIs; WSDLs; Documentation; sample code; software libraries; command line tools; proofs of concept; templates; and other related technology (including any of the foregoing that are provided by our personnel). AWS Content does not include the Services or Third- Party Content.

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“AWS Contracting Party” means the party identified in the table below, based on your Account Country. If you change your Account Country to one identified to a different AWS Contracting Party below, you agree that this Agreement is then assigned to the new AWS Contracting Party under Section 13.1 without any further action required by either party.

Account Country	AWS Contracting Party	Facsimile	Mailing Address
Australia	Amazon Web Services Australia Pty Ltd (ABN: 63 605 345 891)	N/A	Level 37, 2-26 Park Street,Sydney, NSW, 2000, Australia
Brazil*	Amazon AWS Serviços Brasil Ltda.	N/A	A. Presidente Juscelino Kubitschek, 2.041, Torre E - 18th and 19th Floors, Vila Nova Conceicao, São Paulo, Brasil
Canada	Amazon Web Services Canada, Inc.	N/A	120 Bremner Blvd, 26th Floor, Toronto, Ontario, M5J 0A8, Canada
Japan	Amazon Web Services Japan G.K.	N/A	1-1, Kamiosaki 3-chome, Shinagawa-ku, Tokyo, 141-0021, Japan
New Zealand	Amazon Web Services New Zealand Limited	N/A	Level 5, 18 Viaduct Harbour Ave, Auckland, 1010, New Zealand
Singapore	Amazon Web Services Singapore Private Limited	N/A	23 Church Street, #10-01, Singapore 049481
South Africa	Amazon Web Services South Africa Proprietary Limited	206-266-7010	Wembley Square 2, 134 Solan Road, Gardens, Cape Town, 8001, South Africa
South Korea	Amazon Web Services Korea LLC	N/A	L12, East tower, 231, Teheran-ro, Gangnam-gu, Seoul, 06142, Republic of Korea

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Any country within Europe, the Middle East, or Africa (excluding South Africa) ("EMEA")**	Amazon Web Services EMEA SARL	352 2789 0057	38 Avenue John F. Kennedy, L-1855, Luxembourg
Any country that is not listed in this table above.	Amazon Web Services, Inc.	206-266-7010	410 Terry Avenue North, Seattle, WA 98109-5210 U.S.A.

*Brazil is your Account Country only if you have provided a valid Brazilian Tax Registration Number (CPF/CNPJ number) for your account. If your billing address is located in Brazil but you have not provided a valid Brazilian Tax Registration Number (CPF/CNPJ number), then Amazon Web Services, Inc. is the AWS Contracting Party for your account.

**See https://aws.amazon.com/legal/aws-emea-countries for a full list of EMEA countries.

“AWS Marks” means any trademarks, service marks, service or trade names, logos, and other designations of AWS and its aﬃliates that we may make available to you in connection with this Agreement.

“AWS Site” means http://aws.amazon.com (and any successor or related site designated by us), as may be updated by us from time to time.

“AWS Trademark Guidelines” means the guidelines and trademark license located at http://aws.amazon.com/trademark-guidelines/ (and any successor or related locations designated by us), as they may be updated by us from time to time.

“Content” means software (including machine images), data, text, audio, video or images.

“Documentation” means the user guides and admin guides (in each case exclusive of content referenced via hyperlink) for the Services located at http://aws.amazon.com/documentation (and any successor or related locations designated by us), as such user guides and admin guides may be updated by AWS from time to time.

“End User” means any individual or entity that directly or indirectly through another user: (a) accesses or uses Your Content; or (b) otherwise accesses or uses the Service Offerings under your account. The term “End User” does not include individuals or entities when they are accessing or using the Services or any Content under their own AWS account, rather than under your account.

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“Governing Laws” and “Governing Courts” mean, for each AWS Contracting Party, the laws and courts set forth in the following table:

AWS Contracting Party	Governing Laws	Governing Courts
Amazon Web Services Australia Pty Ltd (ABN: 63 605 345 891)	The laws of New South Wales	The courts of New South Wales
Amazon AWS Serviços Brasil Ltda.	The laws of Brazil	The courts of the City of São Paulo, State of São Paulo
Amazon Web Services Canada, Inc.	The laws of the Province of Ontario, Canada and federal laws of Canada applicable therein.	The provincial or federal courts located in Toronto, Ontario, Canada.
Amazon Web Services EMEA SARL	The laws of the Grand Duchy of Luxembourg	The courts in the district of Luxembourg City
Amazon Web Services, Inc.	The laws of the State of Washington	The state or Federal courts in King County, Washington
Amazon Web Services Japan G.K.	The laws of Japan	The Tokyo District Court
Amazon Web Services Korea LLC	The laws of the State of Washington	The state or Federal courts in King County, Washington
Amazon Web Services New Zealand Limited	The laws of New Zealand	The courts of New Zealand
Amazon Web Services Singapore Private Limited	The laws of the State of Washington	The state or Federal courts in King County, Washington
Amazon Web Services South Africa Proprietary Limited	The laws of the Republic of South Africa	The South Gauteng High Court, Johannesburg

“Indirect Taxes” means applicable taxes and duties, including, without limitation, VAT, Service Tax, GST, excise taxes, sales and transactions taxes, and gross receipts tax.

“Intellectual Property License” means the separate license terms that apply to your access to and use of AWS Content and Services located at https://aws.amazon.com/legal/aws-ip-license-terms (and any successor or related locations), as may be updated from time to time.

“Losses” means any claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees).

“Policies” means the Acceptable Use Policy, Privacy Notice, the Site Terms, the Service Terms, the AWS Trademark Guidelines, all restrictions described in the AWS Content and on the AWS Site, and any other policy or terms referenced in or incorporated into this Agreement, but does not include whitepapers or other marketing materials referenced on the AWS Site.

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“Privacy Notice” means the privacy notice located at http://aws.amazon.com/privacy (and any successor or related locations designated by us), as it may be updated by us from time to time.

“Service” means each of the services made available by us or our affiliates, including those web services described in the Service Terms. Services do not include Third-Party Content.

“Service Level Agreement” means all service level agreements that we offer with respect to the Services and post on the AWS Site, as they may be updated by us from time to time. The service level agreements we offer with respect to the Services are located at https://aws.amazon.com/legal/service-level-agreements/ (and any successor or related locations designated by AWS), as may be updated by AWS from time to time.

“Service Offerings” means the Services (including associated APIs), the AWS Content, the AWS Marks, and any other product or service provided by us under this Agreement. Service Offerings do not include Third-Party Content.

“Service Terms” means the rights and restrictions for particular Services located at http://aws.amazon.com/serviceterms (and any successor or related locations designated by us), as may be updated by us from time to time.

“Site Terms” means the terms of use located at http://aws.amazon.com/terms/ (and any successor or related locations designated by us), as may be updated by us from time to time.

“Suggestions” means all suggested improvements to the Service Offerings that you provide to us. “Term” means the term of this Agreement described in Section 7.1.

“Termination Date” means the effective date of termination provided in accordance with Section 7, in a notice from one party to the other.

“Third-Party Content” means Content made available to you by any third party on the AWS Site or in conjunction with the Services.

“Your Content” means Content that you or any End User transfers to us for processing, storage or hosting by the Services in connection with your AWS account and any computational results that you or any End User derive from the foregoing through their use of the Services. For example, Your Content includes Content that you or any End User stores in Amazon Simple Storage Service. Your Content does not include Account Information.

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